Exhibit 2.2

Tower Group, Inc.

120 Broadway (31st Floor)

New York, New York 10271

July 30, 2012

Canopius Group Limited

c/o Ogier Corporate Services (Guernsey) Limited

Ogier House, St Julian’s Avenue, St Peter Port

Guernsey GY1 1WA, Channel Islands

Attention: Chairman

Canopius Holdings Bermuda Limited

Atlantic House, 11 Par La Ville Road

Hamilton, HM 11, Bermuda

Attention: President

Ladies and Gentlemen:

Reference is made to the Master Transaction Agreement (the “MTA”) dated as of April 25, 2012, among Canopius Group Limited (“Parent”), Canopius Holdings Bermuda Limited (“Bermuda Holdco”), Canopius Mergerco, Inc. (“Delaware Holdco”) and Tower Group, Inc. (“Tower”). Capitalized terms used but not defined in this letter agreement have the meanings ascribed to such terms in the MTA. The parties hereto hereby agree as set forth below.

1. Notwithstanding anything in the MTA or in any other Transaction Agreement to the contrary, Tower may exercise its Merger Right and cause the Merger Agreement to be executed by the parties thereto prior to the Investment Closing Date; provided that the consummation of the Merger shall be conditioned on the occurrence of the Investment Closing Date. Tower hereby notifies Parent of its election to effect the Merger and the Third Party Sale, and this letter agreement will for all purposes be deemed to be a validly delivered Merger Notice as contemplated by the MTA.

2. Parent, Bermuda Holdco and Delaware Purchaser hereby agree that they shall cause all indebtedness for borrowed money between Bermuda Holdco or any of its Subsidiaries (other than Canopius Underwriting Bermuda Limited (“CUBL”)), on the one hand, and CUBL or any Affiliate of Bermuda Holdco or any of its Subsidiaries (except for Bermuda Holdco or any of its Subsidiaries other than CUBL), on the other hand, (including, without limitation, the outstanding loan from the Bermuda Insurer to Parent) to be repaid, together with all accrued and unpaid interest thereon, in full in cash prior to the Merger Closing, except as otherwise expressly agreed in writing by Tower and Parent in connection with the Restructuring. Parent, Bermuda Holdco and Delaware Purchaser further agree that they shall cause Bermuda Holdco and each of its Subsidiaries (other than CUBL) not to have, as of the Effective Time (as defined in the Merger Agreement), any Liability constituting or with respect to indebtedness for borrowed money, including, without limitation, under the letter of credit agreement, dated as of November 29, 2010, as amended and restated on November 4, 2011, under which ING Bank N.V., London Branch, Commerzbank Aktiengesellschaft and Barclays Bank PLC have made available to Canopius

Capital Two Limited a letter of credit facility of up to £105,000,000, or any guarantee or deed relating thereto, except as otherwise expressly agreed in writing by Tower and Parent in connection with the Restructuring. For the avoidance of doubt, reinsurance receivables shall not constitute indebtedness for borrowed money.

3. Notwithstanding anything in the MTA or in any other Transaction Agreement to the contrary, Tower, Parent and Bermuda Holdco acknowledge and agree that it is their intent to modify or cause to be modified, to the extent necessary, existing reinsurance agreements and to take such other actions as may be necessary prior to the Effective Time (as defined in the Merger Agreement) to ensure that, after giving effect to the Restructuring, (a) the counterparty credit risk of Canopius Bermuda Limited (“CBL”) to Omega Specialty Insurance Limited (“OSIL”) and Affiliates of OSIL is fully secured or otherwise eliminated to the satisfaction of Tower, (b) CBL’s Funds at Lloyd’s deposit requirement is proportional to the net reinsurance obligations of CBL to Parent’s corporate names and syndicates, (c) Parent and OSIL reimburse and indemnify CBL for any and all Losses in the event that the Funds at Lloyd’s that CBL has provided are applied by Lloyd’s to discharge liabilities that CBL has ceded to OSIL and (d) Parent reimburses and indemnifies CBL for any and all Losses in the event that Funds at Lloyd’s that CBL has provided are applied by Lloyd’s to discharge liabilities of Affiliates of Parent other than OSIL.

4. Section 4.6(b)(ii) of the MTA provides that, on the terms and subject to the conditions contained in the Third Party Sale Agreement, Parent will sell, transfer and assign to the Equity Investors immediately prior to the effective time of the Merger all the Bermuda Holdco Shares that will be sold thereunder for an aggregate purchase price equal to the sum of the Tangible Net Asset Value of Bermuda Holdco as of the Third Party Sale Closing Date (after giving effect to the Restructuring) plus the value of the Retained Business (determined in accordance with the terms of the MTA) (the “Third Party Sale Price”).

The parties, working together and in conjunction with further developing the terms of the Restructuring and the Third Party Sale, intend to develop an adjustment mechanism for changes in the Tangible Net Asset Value of Bermuda Holdco from a date prior to the date of the Third Party Sale Agreement to the Third Party Sale Closing Date, which adjustment the parties currently expect will incorporate the following terms:

a. The parties currently contemplate that, as part of the Restructuring, Bermuda Holdco will declare and pay to Parent or one of its Affiliates a dividend in the amount of any Excess Capital. As used herein, (i) “Excess Capital” means the excess of the Tangible Net Asset Value of Bermuda Holdco as of the Third Party Sale Closing Date over the Target TNAV Amount, and (ii) “Target TNAV Amount” means an amount that Tower specifies in a written notice to Parent delivered prior to the date of the Third Party Sale Agreement as the target amount of Tangible Net Asset Value of Bermuda Holdco as of the Third Party Sale Closing Date.

b. At the Third Party Sale Closing, the Equity Investors will pay to Parent an aggregate amount equal to a specified target Third Party Sale Price, which amount will be (i) calculated based on the Target TNAV Amount and (ii) expressed as a specific dollar amount in the Third Party Sale Agreement.

c. Immediately prior to the Third Party Sale Closing, Parent will cause Bermuda Holdco to declare two dividends to be payable to its shareholder of record as of immediately prior to the Third Party Sale Closing: (i) a dividend payable immediately prior to the Third Party Sale Closing as part of the Restructuring in an amount equal to (A) the Excess Capital less (B) an amount to be agreed by the parties and (ii) a dividend payable promptly after the final determination of the Tangible Net Asset Value of Bermuda Holdco pursuant to the post-Closing adjustment provisions set forth in the Third Party Sale Agreement and described in 4.d below (such finally determined amount, the “Final TNAV Amount”) in an amount equal to the excess of the Final TNAV Amount over the Target TNAV Amount, plus interest on such amount from the Third Party Sale Closing Date to the date of payment at a rate to be agreed by the parties (the “Post-Closing Dividend”).

d. The actual Tangible Net Asset Value of Bermuda Holdco as of the Third Party Sale Closing Date will be finally determined pursuant to customary post-closing adjustment procedures. The adjustment procedures will include the preparation by Tower of an estimated balance sheet of Bermuda Holdco as of the Third Party Sale Closing Date within an agreed period of time after such closing, after which Parent will have the opportunity to review such balance sheet and determine whether it wishes to dispute it. If the parties cannot resolve all disputes with respect to such balance sheet, the unresolved disputes will be submitted to an independent third party accounting firm for resolution. Once the Final TNAV Amount is determined, Bermuda Holdco will pay the Post-Closing Dividend as final settlement of the Third Party Sale Price.

5. This agreement and any dispute arising hereunder shall be governed in all respects by the laws of the State of New York, without giving effect to the principles or rules of conflicts of laws thereof.

Please confirm your agreement with the foregoing by signing and returning to the undersigned a duplicate copy of this letter agreement.

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Sincerely,

TOWER GROUP, INC.

By:	/s/ William E. Hitselberger
Name: William E. Hitselberger
Title: Executive Vice President, Chief Financial Officer

Acknowledged and Agreed:

CANOPIUS GROUP LIMITED

By:	/s/ Robert J. Alford
Name: Robert J. Alford
Title: Director

CANOPIUS HOLDINGS BERMUDA LIMITED

By:	/s/ Andre Perez
Name: Andre Perez
Title: Director

CANOPIUS MERGERCO, INC.

By:	/s/ Andre Perez
Name: Andre Perez
Title: Director

cc:	Canopius Holdings UK Limited

Gallery 9, One Lime Street

London, United Kingdom, EC3M 7HA

Attention: Paul Donovan

[Signature Page to Side Letter Agreement]

Exhibit to Side Letter Agreement